                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE l4A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant /  /

Check the appropriate box:

/ /     Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule l4a-6(e)(2))
/X/     Definitive Proxy Statement
/ /     Definitive Additional Materials
/ /     Soliciting Material under Rule 14a-12

                              NEOWARE SYSTEMS, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is
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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                              Neoware Systems, Inc.
                                400 Feheley Drive
                       King of Prussia, Pennsylvania 19406






                                November 8, 2001



TO OUR STOCKHOLDERS:

         You are cordially invited to attend the Annual Meeting of Stockholders to be held on Friday, December 7, 2001, at 10:00 a.m., at the offices of the Company, 400 Feheley Drive, King of Prussia, Pennsylvania 19406.

         The accompanying Notice of Meeting and Proxy Statement describe the matters to be acted upon during the Annual Meeting. You are welcome to present your views on these items and other subjects related to the Company's operations. Your participation in the activities of the Company is important, regardless of the number of shares you hold.

         To ensure that your shares are represented at the Annual Meeting, whether or not you are able to attend, please vote as soon as possible. Most stockholders have three options for submitting their vote: (1) via the Internet at www.proxyvote.com, (2) by phone, as indicated on your proxy card or (3) by mail, using the paper proxy card.

         I hope you will attend the Annual Meeting.


                                   Sincerely,


                                   Arthur R. Spector
                                   Chairman of the Board

                              NEOWARE SYSTEMS, INC.

                             -----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                December 7, 2001

                                -----------------



TO THE STOCKHOLDERS:

         The Annual Meeting of the Stockholders of Neoware Systems, Inc. (the "Company"), a Delaware corporation, will be held on December 7, 2001, at 10:00 a.m., at the offices of the Company, 400 Feheley Drive, King of Prussia, Pennsylvania, for the following purposes:

         1.   To elect five Directors of the Company.

         2. To vote upon a proposal to ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending June 30, 2002.

         3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         Stockholders of record at the close of business on October 30, 2001 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

         All stockholders are cordially invited to attend the Annual Meeting in person, but whether or not you plan to attend, please vote as soon as possible. Most stockholders have three options for submitting their vote: (1) via the Internet at www.proxyvote.com, (2) by phone, as indicated on your proxy card or
(3) by mail, by using the paper proxy card. Voting by Internet, phone or proxy card does not deprive you of the right to attend the Annual Meeting and vote your shares in person.

                                   By Order of the Board of Directors,


                                   Vincent T. Dolan
                                   Secretary


King of Prussia, Pennsylvania
November 8, 2001

                              NEOWARE SYSTEMS, INC.

                              ---------------------

                                 PROXY STATEMENT

                              ---------------------


         This Proxy Statement is furnished in connection with the solicitation of proxies at the direction of the Board of Directors of Neoware Systems, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on December 7, 2001.

         Stockholders of record at the close of business on October 30, 2001 will be entitled to vote at the Annual Meeting. At the close of business on October 30, 2001, 10,199,663 shares of the Company's $0.001 par value common stock ("Common Stock") were outstanding. The presence at the meeting, in person or by proxy, of a majority of the outstanding shares is necessary to constitute a quorum for the meeting. A stockholder is entitled to one vote for each share of Common Stock held by such stockholder. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers' shares of record who cause abstentions to be recorded at the meeting, are considered stockholders who are present and entitled to vote and they count toward the quorum, but they are not counted as shares voted and therefore have the effect of a vote against Proposal
2. This Proxy Statement and the enclosed form of proxy are being mailed to the Company's stockholders on or about November 8, 2001.

         Most stockholders have three options for submitting their vote: (1) via the Internet at www.proxyvote.com, (2) by phone (please see your proxy card for instructions) and (3) by mail, using the paper proxy card. When you vote via the Internet or by phone, your vote is recorded immediately. The Company encourages stockholders to vote using these methods whenever possible. If you vote via the Internet, you can also register to receive all future stockholder communications electronically, instead of in print. This means that the annual report, proxy statement and other correspondence will be delivered to you electronically via e-mail.

         Shares represented by a valid proxy in the accompanying form returned to the Company in sufficient time to permit the necessary examination and tabulation before a vote is taken, or voted via the Internet or by phone, unless previously revoked, will be voted at the Meeting. A proxy may be revoked at any time prior to its exercise (1) by giving written notice to the Secretary of the Company, (2) by submitting a later dated vote via the Internet, by telephone or by mail, or (3) by voting in person at the meeting. Mere attendance at the Annual Meeting will not revoke the proxy. Any specific instructions indicated on your proxy will be followed. Unless contrary instructions are given, your proxy will be voted FOR each of the proposals described in this Proxy Statement and in the discretion of the proxy holders on such other business as may properly come before the Annual Meeting.

         Brokers holding shares for beneficial owners must vote their shares according to the specific instructions they receive from the owners. If specific instructions are not received, brokers may vote these shares in their discretion, except if they are precluded from exercising their voting discretion on certain proposals pursuant to the rules of the New York Stock Exchange. In such a case, the broker may not vote on the proposal absent specific voting instructions. This results in what is known as a "broker non-vote." A broker non-vote has the effect of a negative vote when a majority of the shares issued and outstanding is required for approval of the proposal. A broker non-vote has the effect of reducing the number of required affirmative votes when a majority of the shares present and entitled to vote is required for approval of the proposal. The election of each nominee for director (Proposal 1) requires a plurality of votes cast. Brokers have discretionary authority to vote on this proposal. Ratification of the selection of the independent public accountants (Proposal 2) requires the approval of a majority of the outstanding shares of Common Stock represented and entitled to vote at the meeting. Brokers are not precluded from voting uninstructed shares on Proposal 2, and therefore broker non-votes will have the same effect as a vote against the proposal. The New York Stock Exchange determines whether brokers have discretionary authority to vote on a given proposal.

         The cost of proxy solicitation, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to beneficial owners of the Common Stock, will be paid by the Company. Proxies will be solicited without extra compensation by certain officers and regular employees of the Company by mail and, if found to be necessary, by telephone and personal interviews. All shares represented by valid proxies will be voted.

                              ELECTION OF DIRECTORS

         The By-Laws of the Company presently provide that the Board of Directors shall designate the number of directors constituting the Board of Directors. Currently, that number has been fixed by the Board of Directors at five for the election of directors at the 2001 Annual Meeting. All of the directors have been selected by the Board of Directors to be elected at the meeting to serve for one-year terms expiring at the next Annual Meeting and until their respective successors are elected and qualified.

         The names and biographical summaries of the five persons who have been nominated to stand for election at the Annual Meeting appear below.

         All nominees have indicated that they are willing and able to serve as directors if elected. In the event that any nominee should become unavailable, the proxy will be voted for the election of any substitute nominee designated by the Board of Directors.

         The Board of Directors recommends that you vote FOR the election of each of the nominees for director.

         The following biographical information is furnished as to each person nominated for election as a director.

                  Name                Age              Position
         ------------------------    -----    -----------------------------
         Arthur R. Spector (1)(2)      61     Chairman of the Board
         Michael G. Kantrowitz         41     President and Chief Executive
                                              Officer and Director
         John M. Ryan (1)(2)           66     Director
         Carl G. Sempier (2)           70     Director
         Christopher G. McCann         41     Director
         ------------
         (1)      Member of the Compensation and Stock Option Committee
         (2)      Member of the Audit Committee

         Mr. Spector has been Chairman of the Board of the Company since its inception. He has been a Managing Director of Safeguard International Fund, L.P. since March 1998. Mr. Spector served as Managing Director of TL Ventures, a venture capital firm, from January 1997 until March 1998. Mr. Spector also served as President and Chief Executive Officer of the Company from inception until March 2, 1995, the date of the consummation of the merger of the Company with Human Designed Systems, Inc. ("HDS"), and from May 1996 to June 1997. He served as Director of Acquisitions for Safeguard Scientifics, Inc. from January 1993 until December 1996. From October 1991 until December 1996, Mr. Spector served as Chief Executive Officer and a director of Perpetual Capital Corporation, a merchant banking organization. Mr. Spector is also a Director of DocuCorp International, Inc., a developer of document automation software, as well as various portfolio companies of Safeguard International Fund.

         Mr. Kantrowitz has been President and Chief Executive Officer of the Company since February 2000. Prior to his appointment as President and CEO, Mr. Kantrowitz served as Executive Vice President of the Company responsible for Marketing, Sales and Business Development and as a Director of the Company since March 2, 1995. Prior to that, Mr. Kantrowitz was a senior executive of HDS from 1983, holding the positions of Executive Vice President from 1991 until March 1995 and Vice President of Marketing and Sales from 1987 until 1991. Prior to joining HDS, Mr. Kantrowitz held engineering and technical positions with Raytheon Company and Adage Corporation. Mr. Kantrowitz holds a BSEE in Electrical Engineering from the University of Lowell.

         Mr. Ryan has served as a director of the Company since March 2, 1995. He has been the principal in Devon Hill Ventures, a venture investing and consulting firm focusing on technology investments, since 1987. Mr. Ryan is also a director of eResearch Technology, Inc., which provides Internet-based clinical development solutions to the pharmaceutical and medical device industries, and of a number of private technology and Internet companies. From 1995 to 1997, he was Chairman and acting CEO of DLB Systems, Inc., which was sold to eResearch Technology in 1997. Mr. Ryan was the founder of SunGard Data Systems, Inc., a publicly-held computer services company, and served as its Chairman and Chief Executive Officer from 1976 to 1987. See "Certain Transactions."

         Mr. Sempier has served as a director of the Company since March 2, 1995. He has been associated with Safeguard Scientifics, Inc. since 1988 and currently serves as Vice Chairman of Safeguard International Group, Inc. Mr. Sempier also serves as Managing Director of Ditec AG Germany, an information technology services company. From 1980 until his retirement in 1988, he was the

President and Chief Executive Officer of Mannington Mills, Inc., a manufacturer of flooring. Mr. Sempier was also the founder, Chairman and Chief Executive Officer of National Information Systems. He is also a director of Premier Solutions Limited, a supplier of asset management solutions to financial institutions, Tangram Enterprise Solutions, Inc., a publicly-traded company providing network and connectivity software to corporations and government entities, and ALD Vacuum Technologies LLC, of Frankfurt, Germany.

         Mr. McCann has been President of 1-800-FLOWERS.COM, a florist company which operates nationwide through franchised retail stores, telecenters and the Internet, since September 2000. From 1988 to September 2000, he served as Senior Vice President. Mr. McCann is responsible for overseeing operations of 1-800-FLOWERS.COM's telecenters and franchised stores and for its Interactive Services Division. Prior to his association with 1-800-FLOWERS.COM, he was President of Flora Plenty, a floral retail chain located in the New York metropolitan area. See "Certain Transactions."

Board of Directors and Committees

         The Company's Board of Directors held five meetings during the year ended June 30, 2001. Each of the current directors attended at least 75% of the meetings of the Board and Committees on which they serve held during the period for which such persons have been directors or committee members.

         The standing committees of the Board of Directors are the Compensation and Stock Option Committee and the Audit Committee. The Compensation and Stock Option Committee held three meetings and the Audit Committee held two meetings during the year ended June 30, 2001.

         The responsibilities of the Compensation and Stock Option Committee include the review of compensation practices, the determination of salaries and bonus awards of executive officers and the administration of the Company's 1995 Stock Option Plan.

         The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities by reviewing the Company's financial reports and the Company's internal financial and accounting controls. The Committee's primary duties are to review the adequacy of its charter, review with representatives of management and the independent accountants the Company's annual financial statements, review the adequacy of the Company's internal financial and accounting controls and evaluate the performance of the independent accountants. In addition, the Company monitors the independence of the Company's independent public accountants. The Audit Committee operates under a written Charter adopted by the Board, a copy of which is attached hereto as Exhibit A.

Compensation of Directors

         Directors (other than those who are employees of the Company) receive a cash payment of $1,000 for each Board meeting attended, and receive a one-time grant of 10,000 options upon a director's initial election. Thereafter, non-employee directors receive an annual grant of 5,000 options.

Compensation Committee Interlocks and Insider Participation

         Arthur R. Spector, Chairman of the Board of Directors, became a member of the Compensation and Stock Option Committee in February 2000. Mr. Spector served as the President and Chief Executive Officer of the Company from inception until March 2, 1995, the date of the consummation of the merger of the Company with HDS, and from May 1996 to June 1997.

         John M. Ryan, a member of the Board of Directors, is a member of the Compensation and Stock Option Committee. During the Company's 2001 fiscal year, Fleet Analyzer, Inc., a company in which Mr. Ryan owns in excess of a 10% equity interest, made rental payments for office facilities to the Company in the aggregate amount of $3,540.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information concerning the compensation paid for the fiscal years ended June 30, 2001, 2000, and 1999 to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers whose total salary and bonus earned during the 2001 fiscal year exceeded $100,000.

  Summary Compensation Table

                                   Annual Compensation                                        Long Term Compensation
-----------------------------------------------------------------------------------      ---------------------------------
                                                                       Other Annual      Securities
      Name and                 Fiscal                                  Compensation      Underlying          All Other
 Principal Position             Year      Salary($)     Bonus($)           $(1)          Options(#)        Compensation($)
 ------------------             ----      ---------     --------           ----          ----------        ---------------
Michael G. Kantrowitz           2001       210,000       105,000            --                --              1,000(3)
President and Chief             2000       200,471         --               --           230,000                500(3)
Executive Officer               1999       151,099         --               --           270,000(2)             500(3)

Edward M. Parks                 2001       153,731       68,000             --                --              1,184(3)
Vice President of               2000       150,500         --               --             5,500                500(3)
Engineering                     1999       129,338         --               --           200,000(2)             500(3)

Steven Ahlbom                   2001       120,000       45,000             --                --              1,500(3)
Vice President of               2000       128,851         --               --             5,000                500(3)
Operations                      1999       109,417         --               --           125,000(2)             500(3)

Vincent T. Dolan(4)             2001       120,000       45,000             --                --              2,000(3)
Vice President of Finance       2000       120,000         --               --            50,000                 --
And Administration              1999        51,300         --               --            50,000                 --

Edward F. Golderer(5)           2001       120,000       37,041             --                --              2,000(3)
Vice President of North         2000        11,538        5,000             --            75,000                 --
American Sales and
Marketing

---------------
     (1) Amount does not exceed the lesser of $50,000 or 10% of total salary and bonus.
     (2) Includes options reissued as replacements for prior options which were canceled as a result of a repricing program as follows: Mr. Kantrowitz, 220,000 options; Mr. Parks, 170,000 options; and Mr. Ahlbom, 110,000 options.
     (3)  Consists of amounts contributed by the Company under the 401(k) Plan.
     (4) Mr. Dolan became an employee and Vice President of Finance and Administration of the Company on January 27, 1999.
     (5) Mr. Golderer became an employee and Vice President of North American Sales and Marketing on May 22, 2000.

Option Grants In 2001 Fiscal Year

      There were no grants of options to the named executive officers in the Company's 2001 fiscal year.


Aggregated Option Exercises During 2001 Fiscal Year and Fiscal Year-End Option Values

       The following table provides information related to options exercised by the named executive officers during fiscal 2001 and the number of the Company's options held at fiscal year-end.

                                                                      Number of Securities
                                                                     Underlying Unexercised             Value of Unexercised
                                                                          Options at                    In-the-Money Options
                                                                      Fiscal Year-End (#)            at Fiscal Year End ($)(1)
                         Shares Acquired        Value            ------------------------------    ------------------------------
        Name              on Exercise(#)    Realized($)(1)       Exercisable      Unexercisable    Exercisable      Unexercisable
----------------------   ----------------   --------------       -----------      -------------    -----------      -------------
Michael G. Kantrowitz           --                --               322,500           177,500         407,305            7,685

Edward M. Parks                 --                --               196,375             9,125         299,715            7,685

Steven Ahlbom                   --                --               121,250             8,750         184,440            7,685

Vincent T. Dolan                --                --                37,500            62,500          24,375           24,375

Edward F. Golderer              --                --                18,750            56,250             694            2,081

-------------------
(1) Value based on the closing price of $2.60 on June 30, 2001, less the option exercise price.

Agreements with Executive Officers and Change in Control Arrangements

         In connection with the appointment of Mr. Kantrowitz to the position of President and Chief Executive Officer, the Company entered into an agreement with Mr. Kantrowitz, effective on February 14, 2000, which provides for an annual salary of $210,000 and an annual bonus of up to 50% of his base salary as determined by the Board of Directors. The Company also granted to Mr. Kantrowitz options to acquire 130,000 shares at the fair market value on the date of grant. Mr. Kantrowitz is also provided with an automobile, at the Company's expense. Mr. Kantrowitz is entitled to severance benefits equal to his salary and health benefits, his annual bonus (pro rated for the portion of the year prior to his termination) if agreed-upon goals have been met at the time of termination and use of his Company-provided automobile for one year in the event of his involuntary termination for reasons other than cause or upon a substantial reduction in his responsibilities or any change in his position as Chief Executive Officer. The Company has also agreed that in the event of a sale of the Company, if Mr. Kantrowitz is not offered employment by the new owners in a similar capacity heading a business unit reporting directly to the Chief Executive Officer or the Board of Directors or if he does not accept any other position that he is offered immediately following such transaction, he is entitled to payment equal to his base salary and health benefits, his annual bonus (pro rated for the portion of the year prior to his termination) if agreed upon goals have been met at the time of termination and use of his Company-provided automobile for one year, and to the acceleration of vesting of 100% of his options. The agreement also contains a non-competition and non-solicitation agreement by Mr. Kantrowitz for the period during which payments are made by the Company and for a period of six months thereafter.

         In June 1999, the Company entered into an employment agreement with Edward Parks which provides for an annual base salary of $140,000. Mr. Parks is entitled to participate in the Company's employee bonus and stock option plans at the discretion of the Compensation and Stock Option Committee of the Board of Directors. The agreement contains confidentiality and non-competition agreements and permits either party to terminate the agreement with or without cause. Effective July 1, 2000, Mr. Parks' base salary was increased to $154,000.

         Mr. Parks, Mr. Ahlbom and Mr. Dolan are also entitled to severance benefits in the event that they are not offered continued employment in the event of a change in control of the Company. Mr. Parks is entitled to a continuation of salary and benefits for a one-year period, Mr. Dolan is entitled to nine months salary and benefits and Mr. Ahlbom is entitled to six months of such benefits.

         Mr. Golderer is entitled to severance benefits equal to his base salary for a period of six months in the event that his employment is terminated as a result of a change in control of the Company.

         Options granted under the Company's 1995 Stock Option Plan contain provisions pursuant to which all outstanding options granted under such plan shall become fully vested and immediately exercisable upon a "change in control" as defined in such plan.

                     COMPENSATION AND STOCK OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

         The Compensation and Stock Option Committee (the "Committee") of the Board of Directors establishes the general compensation policies and specific compensation levels regarding salaries and the award of stock options under the Company's 1995 Stock Option Plan. The Committee currently consists of two non-employee directors.

         The Company's compensation program includes annual salary and incentive compensation, consisting of bonuses and possible long-term incentives, in the form of stock options, designed to attract, motivate and retain highly qualified executives who will effectively manage the Company and maximize stockholder value. In establishing total compensation, the Committee considers individual and Company performance. The Committee also informally reviews compensation levels of companies that are known to the Committee members and published compensation data of other technology companies, although the Committee does not make formal comparisons with peer group companies. In making its determinations as to all executive officers other than the Chief Executive Officer, the Committee considers the recommendations of the Chief Executive Officer.

Annual Compensation

         Annual salary levels are established based upon an evaluation of individual and company performance. The Committee's policy is to review the Company's performance, including the Company's revenues and profitability, as compared to goals, and the introduction of new products, and an individual's contribution to the Company's performance. An individual's performance is evaluated based upon the subjective judgment of his or her contributions to the achievement by the Company of its goals. As discussed above, the Committee also informally reviews compensation levels of other technology companies, including principal competitors of the Company, if available. The Committee does not assign relative weights to these factors and does not use specific criteria to evaluate individual performance, but instead makes a determination based upon all of the factors and the progress that the Company has made with respect to its goals and strategies.

         During fiscal 2001, the executive officers of the Company were eligible for incentive compensation, consisting of bonuses, based on the Company achieving revenue and income targets. At the beginning of the fiscal year, the Committee set a threshold level of revenues and income, which was based on annual performance objectives and the prior year's performance, that was required to be attained before any bonuses could be awarded. The bonus pool was calculated based on percentages, ranging from 95% to 110%, of the revenue target. The Committee set specific incentive payments that would be paid to each of the executive officers based on their relative levels of responsibility and contribution to the Company. In setting the individual amounts, the Committee considered the recommendations of the Chief Executive Officer and exercised subjective judgment and discretion. During fiscal 2001, the Company achieved the revenue and income targets. As a result, bonuses were paid to the Company's executives for fiscal 2001. In addition, based on the recommendations of the Chief Executive Officer relating to individual performance and a comparison of the compensation of the Company's executives to those of its competitors, the Company's executives were awarded additional bonus payments. The Committee relies on the foregoing objective measures and exercises subjective judgment and discretion in light of these measures and the Company's general compensation policies and practices described above to determine bonuses.

Long-Term Compensation

         Long-term incentives are provided through the grant of stock options under the Company's stock option plan. The Committee reviews and approves the participation of executive officers of the Company under the Company's stock option plan. The Committee has the authority to determine the individuals to whom stock options are awarded, the terms of the options and the number of shares subject to each option. Options typically vest in four equal annual installments beginning one year from the date of grant and are exercisable at an exercise price equal to or greater than the fair market value of shares of the Common Stock on the date of grant. Stock options typically have been granted to executive officers when the executive first joins the Company and thereafter in connection with changes in the executive's level of responsibilities, in connection with the executive's past and anticipated future contributions to the Company and for other reasons at the Committee's discretion. The size of option grants are generally based upon the executive officer's level of responsibility, long-term growth in responsibility, contribution to the achievement of the Company's goals and the number of options held by the individual at the time of the new grant. Through the grant of stock options, the objective of aligning executive officers' long-range interests with those of the stockholders are met by providing the executive officers with the opportunity to build a meaningful stake in the Company. The Committee evaluates the individual's and the Company's performance and performance and stock data of other similar technology companies, although it has not relied on formal comparisons, and exercises subjective judgment and discretion in view of this information and the Company's general compensation policies and practices.

Chief Executive Officer Compensation

         Mr. Kantrowitz became President and Chief Executive Officer on February 14, 2000. In connection with his appointment, he entered into an agreement with the Company which provides for an annual salary of $210,000 and an annual bonus of up to 50% of his base salary or greater at the option of, and as determined by, the Board of Directors. Mr. Kantrowitz's compensation package reflects his appointment as President and Chief Executive Officer and the Company's launch of its new business strategy. The Committee's goal was to offer a package which was competitive with those of chief executive officers of other similar technology companies. The Committee's analysis was based on data of such other companies available to the Committee. For 2001, Mr. Kantrowitz was paid his base salary under his agreement and was awarded a bonus of 50% of his salary. The Committee determined the amount of the bonus after considering the Company's performance, Mr. Kantrowitz's contributions to the growth and performance of the Company and the compensation level of chief executive officers at competitors and other comparable technology companies.

Deductibility of Executive Compensation

         Federal tax laws impose requirements in order for compensation payable to certain executive officers to be fully deductible. The Company intends, to the extent practicable, to preserve deductibility under the Internal Revenue Code of compensation paid to its executive officers while maintaining compensation programs to attract and retain highly qualified executives in a competitive environment.

         The foregoing report has been furnished by the Compensation and Stock Option Committee of the Board of Directors. The membership of the Committee is as follows:

         John M. Ryan, Chairman
         Arthur R. Spector

                             AUDIT COMMITTEE REPORT

         The Audit Committee has reviewed and discussed with the Company's management and Arthur Andersen LLP the audited financial statements of the Company contained in the Company's Annual Report on Form 10-K for the Company's 2001 fiscal year. The Audit Committee has also discussed with Arthur Andersen LLP the matters required to be discussed pursuant to SAS No. 61, "Communication with Audit Committees," which includes, among other items, matters related to the conduct of the audit of the Company's financial statements.

         The Audit Committee has received and reviewed the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has discussed with Arthur Andersen LLP its independence from the Company.

         Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for its 2001 fiscal year for filing with the Securities and Exchange Committee.

Audit Committee of the Board or Directors

John M. Ryan, Chairman
Carl G. Sempier
Arthur Spector

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total return on the Company's Common Stock for the period July 1, 1996 to June 30, 2001 with similar returns for the (i) S&P Technology-500 and the S&P 500 Index.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                AMONG NEOWARE SYSTEMS, INC., THE S & P 500 INDEX
                     AND THE S & P TECHNOLOGY SECTOR INDEX



                                                Cumulative Total Return
                                 -------------------------------------------------------
                                 6/96      6/97      6/98      6/99      6/00      6/01

NEOWARE SYSTEMS, INC.           100.00    74.29     32.86     15.71     35.71      29.71
S&P 500                         100.00   134.70    175.33    215.22    230.83     196.59
S&P TECHNOLOGY SECTOR           100.00   152.02    204.25    337.00    487.03     239.65



$100 INVESTED ON 6/30/96 IN STOCK OR INDEX-
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING JUNE 30.

                              CERTAIN TRANSACTIONS

         Since July 1, 2000, The Plow & Hearth, Inc., a subsidiary of 1-800-FLOWERS of which Mr. McCann is the President, director and a principal shareholder, purchased $174,726 of products and services from the Company.

         In April 2000, the Company made loans to Mr. Kantrowitz and Mr. Parks to assist in the payment of the exercise price of warrants to acquire shares of the Company's Common Stock. The loans were evidenced by full recourse, four-year notes bearing interest at 8% payable in annual installments beginning on April 14, 2001 and were secured by a pledge of shares of Common Stock acquired upon the exercise of the warrants. The notes provided for the payment of the principal balances in equal quarterly installments beginning on April 14, 2001, and from bonus payments made to such persons. On August 2, 2001, the pledges were terminated and the notes were amended to provide for interest at the rate of 5% and the payment of the outstanding principal balances and all accrued interest on April 14, 2004, and from 50% of the net amount of bonus payments (other than bonuses paid in August 2001) made to such persons. As of October 29, 2001, the outstanding principal balances were $28,015, reduced from the original balance of $57,349, under Mr. Kantrowitz's note and $19,605, reduced from the original balance of $46,939, under Mr. Parks' note.

         During the Company's 2001 fiscal year, Fleet Analyzer, Inc., a company in which Mr. Ryan owns in excess of a 10% equity interest, made rental payments for office facilities to the Company in the aggregate amount of $3,540.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission reports about their beneficial ownership of the Company's Common Stock. All such persons are required by the Commission to furnish the Company with copies of all reports that they file.

         Based solely upon a review of the copies of such reports furnished to the Company, or written representations from certain reporting persons that no other reports were required, the Company believes that during the fiscal year ended June 30, 2001, all of its officers, directors and persons who own more than ten percent of the Company's Common Stock complied with all filing requirements applicable to them.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         The following table sets forth certain information regarding beneficial ownership of the shares of Common Stock of the Company as of June 30, 2001 by
(i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each named executive officer and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the shares of Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                             Number of Shares               Percentage
              Principal Stockholders                        Beneficially Owned          Beneficially Owned
              ----------------------                        ------------------          ------------------
Arthur R. Spector ...........................                   217,833(1)                     2.1
Michael G. Kantrowitz .......................                   478,130(1)                     4.6
Christopher G. McCann .......................                    22,500(1)                      *
John M. Ryan ................................                    96,000(1)                      *
Carl G. Sempier .............................                    58,500(1)                      *
Steven B. Ahlbom ............................                   152,147(1)                     1.5
Edward M. Parks .............................                   265,789(1)                     2.6
Vincent T. Dolan ............................                    37,500(1)                      *
Edward F. Golderer ..........................                    19,750(1)                      *
All Executive Officers and Directors
  As a Group (9 persons) ....................                 1,348,149(1)                    12.2
-------------------

 *  Less than 1%

(1) Includes options exercisable within 60 days of June 30, 2001 to purchase the Company's Common Stock issued pursuant to the Company's 1995 Stock Option Plan: Mr. Spector, 65,000 shares; Mr. Kantrowitz, 322,500 shares; Mr. Ryan, 55,000 shares; Mr. Sempier, 32,500 shares; Mr. Ahlbom, 121,250 shares; Mr. Parks, 196,375 shares; Mr. McCann, 22,500 shares; Mr. Dolan, 37,500 shares; Mr. Golderer, 18,750 shares; and all officers and directors as a group, 871,375 shares.

                         PROPOSAL TO RATIFY ACCOUNTANTS

       The Board of Directors has selected the firm of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending June 30, 2002. The Board of Directors has proposed that the stockholders ratify the selection of Arthur Andersen LLP. The Company has requested that a representative of Arthur Andersen LLP attend the Annual Meeting. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions of stockholders.

Audit Fees

       Arthur Andersen LLP billed the Company $65,000 for the audit of the Company's annual financial statements for the Company's 2001 fiscal year and the reviews of the interim financial statements included in the Company's Quarterly Reports on Form 10-Q for the Company's 2001 fiscal year.

Financial Information Systems Design and Implementation Fees

       There were no fees paid to Arthur Andersen LLP in fiscal 2001 for services related to financial information systems design and implementation.

All Other Fees

       Arthur Andersen LLP billed the Company $88,250 for services rendered to the Company for all services other than those services covered in the sections captioned "Audit Fees" and "Financial Information Systems Design and Implementation Fees" for the Company's 2001 fiscal year. These other services included tax services fees and fees for transaction advisory services.

       The Audit Committee considered whether the non-audit services provided by Arthur Andersen LLP are compatible with maintaining the independence of Arthur Andersen LLP.

       The Board of Directors recommends that you vote FOR the ratification of Arthur Andersen LLP as independent public accountants.


                            STOCKHOLDER PROPOSALS FOR
                               NEXT ANNUAL MEETING

       Any properly submitted proposal which a stockholder intends to present at the next Annual Meeting of Stockholders must be received by the Company by July 11, 2002 if it is to be included in the Company's proxy statement and form of proxy relating to the next Annual Meeting.

         Stockholders who wish to submit a proposal for consideration at the Company's next Annual Meeting of Stockholders, but who do not wish to submit the proposal for inclusion in the Company's proxy statement, must deliver a written copy of such proposal in accordance with the Company's bylaws no later than September 24, 2002.

                                    EXHIBIT A

                              Neoware Systems, Inc.

Audit Committee Charter
--------------------------------------------------------------------------------

A. PURPOSE AND SCOPE

The primary function of the Audit Committee (the "Committee") is to assist the Board of Directors in fulfilling its responsibilities by reviewing: (i) the financial reports provided by the Corporation to the Securities and Exchange Commission ("SEC"), the Corporation's shareholders or to the general public, and
(ii) the Corporation's internal financial and accounting controls.

B. COMPOSITION

The Committee shall be comprised of a minimum of three directors as appointed by the Board of Directors, who shall meet the independence and audit committee composition requirements under any rules or regulations of The NASDAQ Stock Market, as in effect from time to time, and shall be free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment as a member of the Committee.

All members of the Committee shall either (i) be able to read and understand fundamental financial statements, including a balance sheet, cash flow statement and income statement, or (ii) be able to do so within a reasonable period of time after appointment to the Committee. At least one member of the Committee shall have employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

The Board may appoint one member who does not meet the independence requirements set forth above and who is not a current employee of the Corporation or an immediate family member of such employee if the Board, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required in the best interests of the Corporation and its shareholders. The Board shall disclose in the next proxy statement after such determination the nature of the relationship and the reasons for the determination.

The members of the Committee shall be elected by the Board of Directors at the meeting of the Board of Directors following each annual meeting of stockholders and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal. Unless a Chair is elected by the full Board of Directors, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

--------------------------------------------------------------------------------
C. RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Committee shall:

Document Review

Review and assess the adequacy of this Charter periodically as conditions dictate, but at least annually (and update this Charter if and when appropriate).

Review with representatives of management and representatives of the independent accounting firm the Corporation's audited annual financial statements prior to their filing as part of the Annual Report on Form 10-K. After such review and discussion, the Committee shall recommend to the Board of Directors whether such audited financial statements should be published in the Corporation's annual report on Form 10-K. The Committee shall also review the Corporation's quarterly financial statements prior to their inclusion in the Corporation's quarterly SEC filings on Form 10-Q.

Take steps designed to insure that the independent accounting firm reviews the Corporation's interim financial statements prior to their inclusion in the Corporation's quarterly reports on Form 10-Q.

Independent Accounting Firm

Recommend to the Board of Directors the selection of the independent accounting firm, and approve the fees and other compensation to be paid to the independent accounting firm. The Committee shall have the ultimate authority and responsibility to select, evaluate and, when warranted, replace such independent accounting firm (or to recommend such replacement for shareholder approval in any proxy statement).

On an annual basis, receive from the independent accounting firm a formal written statement identifying all relationships between the independent accounting firm and the Corporation consistent with Independence Standards Board ("ISB") Standard 1. The Committee shall actively engage in a dialogue with the independent accounting firm as to any disclosed relationships or services that may impact its independence. The Committee shall take, or recommend that the Board of Directors take, appropriate action to oversee the independence of the independent accounting firm.

On an annual basis, discuss with representatives of the independent accounting firm the matters required to be discussed by Statement on Auditing Standards ("SAS") 61, as it may be modified or supplemented.

Meet with the independent accounting firm prior to the audit to review the planning and staffing of the audit.

--------------------------------------------------------------------------------
Evaluate the performance of the independent accounting firm and recommend to the Board of Directors any proposed discharge of the independent accounting firm when circumstances warrant. The independent accounting firm shall be ultimately accountable to the Board of Directors and the Committee.

Financial Reporting Processes

In consultation with the independent accounting firm and management, review annually the adequacy of the Corporation's internal financial and accounting controls.

Compliance

To the extent deemed necessary by the Committee, it shall have the authority to engage outside counsel and/or independent accounting consultants to review any matter under its responsibility.

Reporting

Prepare, in accordance with the rules of the SEC as modified or supplemented from time to time, a written report of the audit committee to be included in the Corporation's annual proxy statement for each annual meeting of stockholders occurring after December 14, 2000.


While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

                              NEOWARE SYSTEMS, INC.
                                      Proxy

        This Proxy is Solicited by the Board of Directors of the Company for the Annual Meeting of Stockholders, December 7, 2001

         The undersigned holder of Common Stock of Neoware Systems, Inc. hereby appoints Vincent T. Dolan and Michael G. Kantrowitz, and each of them, proxies, with powers of substitution in each, to vote on behalf of the undersigned at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Friday, December 7, 2001, at the Company's offices at 400 Feheley Drive, King of Prussia, Pennsylvania, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, and in their discretion upon such other business as may come before the Meeting.

         Shares will be voted as instructed, but if no instruction is given, shares will be voted FOR all the nominees for director named in the Proxy Statement, for the proposal described in the Proxy Statement and with discretionary authority on such other matters as may come before the meeting.

         The undersigned acknowledges receipt of this proxy with a copy of the Notice of Annual Meeting of Stockholders and the Proxy Statement of the Board of Directors.
                                (Continued, and to be signed, on the other side)


                                 / /  FOR all nominees listed       / / WITHHOLD AUTHORITY
1. Election of Directors              below                             to vote for all nominees listed below

Nominees: Arthur R. Spector, Michael G. Kantrowitz, John M. Ryan,
          Carl G. Sempier and Christopher G. McCann

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------

2.  Ratify the selection of Arthur Andersen LLP as Independent Auditors.

                   / / FOR  / / AGAINST  / / ABSTAIN

3. In their discretion, upon such other matters as may properly come before the meeting.

Votes must be indicated /X/ in Black or Blue ink. Please sign and return promptly in the enclosed postage paid envelope.

                                                  Change of Address or / /
                                                  Comments Mark Here

                                                  NOTE: Please sign exactly
                                                  as name(s) appears hereon.
                                                  Executors, administrators,
                                                  trustees, etc. should give
                                                  full title as such.



                                                  DATE:______________________


                                                       ______________________
                                                            SIGNATURE

                                                       ______________________
                                                            SIGNATURE